KOALA ANNOUNCES DEFINITIVE LETTER OF AGREEMENT TO ACQUIRE ROUTE1 CORPORATION

SEPTEMBER 3, 2002. VANCOUVER, BRITISH COLUMBIA. Koala International Wireless, Inc. (OTCBB: KIWI) announced today that it has entered into a definitive agreement to acquire 100% of Route1 Corporation, based in Toronto, Canada, in exchange for 6,000,000 shares of common stock.

The  acquisition  is  subject  to final approval of Route1's shareholders.  Upon
closing,      K.  Andrew White, currently CEO of Route1, will assume the role of
CEO  of  Koala.  Mr.  White  will  also  join  Koala's  Board  of  Directors.

Route1 Corporation is a leader in the billing, tracking, settlement and data management for Mobile Virtual Network Operators (MVNO's). An MVNO is a wireless communications provider that does not maintain its own network infrastructure; rather, it contracts with traditional mobile operators to provide minutes to its subscribers, eliminating the costs of obtaining licenses and building a network. Route1 has developed a number of proprietary encryption and related software applications that enable the delivery of secure data and short messaging transmissions over an MVNO. Route1's technology and vision will allow the combined companies to complete the MVNO strategy.

Mr. White said, "Route1 is pleased to continue its International MVNO (IMVNO) pursuits as a wholly-owned subsidiary of Koala. Route1 is well-equipped to meet the objectives of the IMVNO model and provides the core infrastructure necessary to build a successful platform."

Koala is assembling an International Mobile Virtual Network Operator platform to enable the delivery of data, short messaging and voice services over multiple networks. Christine Cerisse, Chairman and Director of Koala, said, "The acquisition of Route1 is a critical first step in assembling the Koala IMVNO and the subsequent offering of products and services it will enable. The addition of Route1's technology platform, as well as Mr. White's vision and experience in development and management, uniquely position Koala to deliver on its IMVNO strategy."

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words "will," "upon," "develop(ment)" and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes. The material should be read in conjunction with the Company's current annual and quarterly reports filed with the SEC, which contain discussions of currently known factors that could significantly impact the Company's future expectations.

Contact:

     Koala  International  Wireless  Inc.

     Christine  Cerisse,  Chairman
     604/681-7806
     ccerisse@telus.net
           or
     Craig  Scott,  Director  of  Investor  Relations
     800/769-7205  or  303/843-6191
     craigscott@sprynet.com